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EXHIBIT (12)

                    HELLER FINANCIAL, INC. AND SUBSIDIARIES

                        COMPUTATION OF RATIO OF EARNINGS
            TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                  (unaudited)


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


                                                              Nine Months
                                                                 Ended
                                                           September 30, 1994
                                                         ----------------------
                                                         (dollars in thousands)

Net income before income taxes and minority interest in
 income of Heller International Group, Inc...............          $135,761

Add-Fixed charges
 Interest and debt expense...............................           238,398
 One-third of rentals....................................             5,940
                                                                   --------
  Total fixed charges....................................           244,338
                                                                   --------

Earnings.................................................          $380,099
                                                                   --------

Ratio of earnings to fixed charges.......................              1.56
                                                                   ========

Preferred stock dividends on a pre-tax basis.............          $ 12,398
  Total combined fixed charges and
   preferred stock dividends.............................          $256,736
                                                                   --------

Ratio of earnings to combined fixed charges and
 preferred stock dividends...............................              1.48
                                                                   ========

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     For purposes of computing the ratio of earnings to combined fixed charges and preferred stock dividends, "earnings" includes income before income taxes, the minority interest in Heller International Group, Inc. income and fixed charges. "Combined fixed charges and preferred stock dividends" includes interest on all indebtedness, one third of annual rentals (approximate portion representing interest) and preferred stock dividends on a pre-tax basis.

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